Exhibit 7.23

Execution Version

NOVATION OF INVESTMENT AGREEMENT

THIS NOVATION OF INVESTMENT AGREEMENT (this “Agreement”) is made and effective as of October 17, 2013 (the “Effective Date”) by and among: each of the persons identified on Schedule A (each, an “Existing Shareholder” and, collectively, the “Existing Shareholders”); Red Pebble Acquisition Co Pte. Ltd., an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Red Pebble”); and Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., a private limited company incorporated in Singapore, also an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Sponsor”).

WHEREAS, the Existing Shareholders and Red Pebble are parties to the Investment Agreement dated as of May 27, 2013 (the “Investment Agreement”);

WHEREAS, Red Pebble and the Existing Shareholders wish to novate the Investment Agreement to the Sponsor;

WHEREAS, the Sponsor is in a position to fully perform all obligations of Red Pebble that may exist under the Investment Agreement; and

WHEREAS, each of the Existing Shareholders desires to recognize the Sponsor as the successor party to the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Novation and Transfer; Consent. Each of the Existing Shareholders hereby consents and agrees to the assignment and transfer of the Investment Agreement by Red Pebble to the Sponsor, including the transfer of all of Red Pebble’s rights, obligations and liabilities thereunder to the Sponsor.  Red Pebble, the Sponsor, and each of the Existing Shareholders hereby agree that the substitute performance by the Sponsor under the Investment Agreement constitutes a complete novation of all rights formerly owed to Red Pebble, and all obligations formerly owed by Red Pebble under the Investment Agreement.

2.             Assumption.  The Sponsor agrees to be bound by and to perform the Investment Agreement in accordance with the conditions contained in the Investment Agreement and assumes all obligations, liabilities and duties of Red Pebble under the Investment Agreement as if the Sponsor was the original party to the Investment Agreement as of the Effective Date.

3.             Acceptance of Substitute Performance.  Each of the Existing Shareholders hereby agrees that, effective as of the Effective Date, each of the Existing Shareholders shall look solely to the Sponsor, as Red Pebble’s successor in interest in and to the Investment Agreement, for the performance of the obligations under the Investment Agreement, without recourse to Red Pebble should the Sponsor fail to perform.

4.             Miscellaneous.

(a)           Authority.  Each of Red Pebble, the Sponsor and the Existing Shareholders represents to each other that it has full right, power and authority to execute this Agreement and to perform the obligations hereunder, without the need for any further action under its governing instruments, and that the person executing this Agreement on behalf of such party is duly authorized to do so.

(b)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

(c)           Entire Agreement. This Agreement, together with the Investment Agreement, constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to it subject matters.

(d)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same agreement.

(e)           No Other Inducement.  The making, execution and delivery of this Agreement has been induced by no representations, statements, warranties or agreements other than those expressed herein.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date first set forth above.

GRANITE GLOBAL VENTURES II L.P.

By: Granite Global Ventures II L.L.C.

Its General Partner

By:	/s/ Hany Nada

Name: Hany Nada
Title: Managing Director

GGV II ENTREPRENEURS FUND L.P.

By: Granite Global Ventures II L.L.C.

Its General Partner

By:	/s/ Hany Nada

Name: Hany Nada

Title: Managing Director

RED PEBBLE ACQUISITION CO PTE. LTD.

By:	/s/ Pithambar Gona

Name:	PITHAMBAR GONA

Title:

BLACKSTONE CAPITAL PARTNERS (SINGAPORE) VI PRC PTE. LTD.

By:	/s/ Pithambar Gona

Name:	PITHAMBAR GONA

Title:

SCHEDULE A

EXISTING SHAREHOLDERS

Granite Global Ventures II L. P.

GGV II Entrepreneurs Fund L.P.